Exhibit 10.1

Seneca Foods Announces Michael Wolcott as Chief Financial Officer

FAIRPORT, N.Y. February 9, 2023 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced that it will appoint the current Vice President of Finance, Michael Wolcott, to Senior Vice President of Finance and Chief Financial Officer (“CFO”) effective April 1, 2023. As CFO, Mr. Wolcott will oversee the Company’s finance organization and be responsible for all financial and accounting matters, including tax, treasury, internal audit, and investor relations. Mr. Wolcott will also serve on the Company’s executive management team and will be involved in the Company’s corporate strategy and business development, including mergers & acquisitions, and capital transactions. Mr. Wolcott will report to the President and Chief Executive Officer, Paul Palmby. Mr. Wolcott will succeed the Company’s current CFO, Tim Benjamin, who has announced his retirement as CFO effective March 31, 2023. Mr. Benjamin will remain with the Company until June 30, 2023, and provide transition assistance as needed.

“I am looking forward to working with Michael as our CFO. Over his years with our Company, Michael has demonstrated strong leadership skills and excellent financial knowledge,” stated Paul Palmby. “Michael knows our business very well and will be a great asset to our Company and myself. I also want to thank Tim for his immeasurable contributions to Seneca over the past ten plus years. He has been a terrific CFO and a great partner as the company has successfully navigated both opportunities and challenges.”

Mr. Wolcott rejoined the Company in July 2022 after earning a Master of Business Administration from Stanford University’s Graduate School of Business. Prior to obtaining his MBA, Mr. Wolcott held various positions within Seneca in both finance and operations during his six-year tenure.  Prior to working at Seneca, Mr. Wolcott spent two years in the financial services industry at Barclays PLC in New York, NY. Mr. Wolcott earned a Bachelor of Science from Cornell University majoring in Applied Economics and Management.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high-quality products are primarily sourced from over 1,400 American farms and are distributed to over 80 countries. Seneca holds a large share of the market for retail private label, food service, restaurant chains, international, contracting packaging, industrial, chips and cherry products. Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips. Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Contact:

Timothy J. Benjamin, Chief Financial Officer

585-495-4100